                                  SCHEDULE 14C
                                 (RULE 14C-101)

                INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

       INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Check the appropriate box:
     / / Preliminary information statement      / / Confidential, for use of
     / / Definitive information statement           the Commission only (as
                                                    permitted by Rule 14c-5(d
                                                    (2))

                          PVC CONTAINER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), or 14c-5(g)
     / / Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transactions applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                            PVC CONTAINER CORPORATION
                             401 Industrial Way West
                           Eatontown, New Jersey 07724
                                 (908) 542-0060

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

              The Annual Meeting of the stockholders of PVC Container Corporation (the "Company"), a Delaware corporation, will be held at the offices of the Company at 401 Industrial Way West, Eatontown, New Jersey 07724, on December 6, 1995 at 2:00 o'clock in the afternoon E.S.T. to act upon the following:

              1. To elect a Board of Directors to serve until the next Annual Meeting and until their respective successors shall be elected and qualify;

              2. To approve the selection of independent auditors for the Company for its fiscal year ending June 30, 1996; and

              3. To transact such other business as may properly come before the meeting or any adjournment thereof.

              Only stockholders of record as of the close of business on November 3, 1995 will be entitled to vote at the meeting.


                                                By Order of the Board of
                                                     Directors

                                                /s/   John C. D'Avella
                                                -----------------------------
                                                John C. D'Avella
                                                Secretary

Eatontown, New Jersey
November 17, 1995

                            PVC CONTAINER CORPORATION

                         ===============================

                              INFORMATION STATEMENT

                         ===============================

              This Information Statement is being furnished to you in connection with the annual meeting of stockholders of PVC Container Corporation (the "Company") to be held on December 6, 1995 at 2:00 o'clock in the afternoon E.S.T. at 401 Industrial Way West, Eatontown, New Jersey 07724.

                            WE ARE NOT ASKING YOU FOR
                          A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY

              The address of the principal executive offices of the Company is 401 Industrial Way West, Eatontown, New Jersey 07724. The approximate date this Information Statement is first being sent to stockholders is November 17, 1995.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

              The Common Stock is the only authorized voting security of the Company. The record date for determining holders of Common Stock entitled to consent to such Corporate action, is November 3, 1995. On that date, 6,761,913 shares of Common Stock were outstanding, each of which is entitled to one vote. The Common Stock does not have cumulative voting rights.

              The following table sets forth, as of November 17, 1995, the beneficial ownership of Common Stock of (i) any person who is known by the Company to own more than 5% of the voting securities of the Company, (ii) the Chief Executive Officer and each of the Company's other four most highly compensated executive officers whose salary and bonus exceed $100,000 for the fiscal year ended June 30, 1995 (collectively, the "Named Executive Officers"), (iii) each director, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes, based on information furnished by such owners, that the beneficial owners of the Company's common stock listed below have sole investment voting power with respect to such shares, subject to any applicable community property laws:

Name of Beneficial                           Amount of Nature of
      Owner                                  Beneficial Ownership        Percent of Class
------------------                           --------------------        ----------------
Riemer Anstalt                                    4,298,462                    64%

Phillip L. Friedman                                 482,200                     7%

All directors and                                   571,200                     8%
executive officers as
a group (3 in number)


                              ELECTION OF DIRECTORS

              At the Annual Meeting, two directors will be elected to serve as Directors of the Company until their successors have been duly elected and qualified as provided in the Certificate of Incorporation, as amended, and the By-Laws of the Company, as amended. The following persons have consented to be nominated and, if elected, to serve as Directors of the Company. Messrs. Friedman and D'Avella were previously elected Directors by the stockholders. Neither is related by blood, marriage or adoption to any other Director or Executive Officer nor is a party adverse to the Company or any of its subsidiaries in any material proceeding nor has any beneficial interest adverse to the Company or any of its subsidiaries. For information as to Directors' beneficial ownership of the Company's Common Stock, see the foregoing "Security Ownership of Certain Beneficial Owners and Management."

    PHILLIP L. FRIEDMAN   Company Director since 1981
                          Age:  48

    Mr. Friedman, since 1981, has served as President and Chief Executive and Financial Officer of the Company. He was employed by Occidental Chemical Corporation (formerly Hooker Chemical Corporation), a leading manufacturer and supplier of polyvinyl chloride resins and compounds, from 1969 until December 1981, when he joined the Company. During his last five years with Occidental, Mr. Friedman was Manager of Business Development and Director of Commercial Development for the Polyvinyl Chloride Plastics Division. As the Director of Commercial Development he was responsible for coordinating and reducing to commercial practice various research and development projects within the plastics industry.

    JOHN C. D'AVELLA      Company Director since 1988
                          Age:  47

    Mr. D'Avella was first employed by the Company from September 1975 to 1978 as Sales Manager of the Company, and he has been continuously employed by the Company since 1975. He is presently the Executive Vice President in Charge of Sales, Secretary and a Director of the Company.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

              During the fiscal year ended June 30, 1994 the Board of Directors held no meetings. Because of the composition of the Board, action is generally approved and undertaken by unanimous consent under the applicable provisions of the Delaware Corporation Law. The Board of Directors has no Audit Committee, Nominating Committee or Management Compensation Committee nor any committee performing similar functions. No fees have been or are currently being paid to directors.

              The following table sets forth the Directors and Executive Officers of the Company as at November 19, 1993. Each Director holds office until his successor is elected and qualified.


                                                             Held
                                                             Office     Offices with
           Name                                  Age         Since      the Company
           ----                                  ---         ------     ------------
    Phillip L. Friedman                           48          1982      President, Chief
                                                                        Executive, Financial
                                                                        and Accounting Officer
                                                                        and Director

    John C. D'Avella                              47          1978      Executive Vice
                                                                        President, Secretary
                                                                        and Director

    Bertram D. Berkowitz                          57          1989      Vice President
                                                                        Finance & Treasurer

    Joel Francis Roberts                          51          1989      Vice President
                                                                        Operations

                           EXECUTIVE COMPENSATION AND
                          TRANSACTIONS WITH MANAGEMENT

              The following table sets forth for the fiscal years ended June 30, 1995, 1994 and 1993 compensation paid by the Company to the chief executive officer and to each of the four most highly compensated officers of the Company whose total annual salary and bonus exceed $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                       Long Term
                                                                                       Compensation
Annual Compensation                                                                    Awards
-------------------                                                                    ------------
                                                                                            LTIP            All Other
Name and Principal               Year           Salary                Bonus                Payouts         Compensation
Position                                          ($)                  ($)                  $  (2)           ($)  (1)
------------------               ----           -------              -------               -------         ------------
Phillip L. Friedman              1995           150,000              143,100                17,211            26,687
                                 1994           150,000               56,900                     0             8,526
                                 1993           150,000              113,090                22,144            19,712


John C. D'Avella                 1995            97,406              107,300                15,249            15,366
                                 1994            94,479               42,700                     0             5,882
                                 1993            92,638               84,700                18,798            11,977

Joel Francis Roberts             1995            85,273               35,000                13,249            12,004
                                 1994            82,381               16,000                     0             4,776
                                 1993            80,756               32,000                 3,256             9,635



    Profit Sharing Savings Plan(1)

              On September 29, 1983 the Board of Directors of the Company adopted by amendment the PVC Container Corporation Profit Sharing Savings Plan (the "Plan"), which Plan became effective July 1, 1984. The Plan supersedes the 1980 PVC Container Corporation Profit Sharing Pension Plan. All employees of the Company who have completed one year of service and are not covered by a collective bargaining agreement are eligible for participation in the Plan.

              The Plan has been drafted to comply with Section 401(k) of the Internal Revenue Code. Each participating employee can defer from 1% to 6% of his salary into his Plan account, and the Company makes a matching contribution. Such contribution for the fiscal year ended June 30, 1995 was equal to 25% of the amount deferred by the employee.

    Contributions are made by the Company on a monthly basis. In addition to matching contributions the Company, at its option, may make payments based on a percentage of quarterly profits. Such payments can be made directly to or for the Plan account of participating employees and are based on a percentage of the employee's compensation. The Company made discretionary payments during the fiscal year ended June 30, 1995 of $337,534 which amount includes the 25% contribution referred to above. All amounts deferred by and paid to the officers of the Company pursuant to the Plan have been included in "Remuneration of Directors, Executive Officers and Transactions with Management and Others."

    Deferred Compensation Plan(2)

              On June 4, 1986, the Board of Directors approved the establishment of a Deferred Compensation Plan, effective July 1, 1986, under which executives of the Company may defer and accrue for three years a certain amount of the compensation due them. 25 percent of the salary as at June 30, 1995 was accrued as deferred compensation payable July 1, 1996 if employed at that time. The Company will retain the right to use such deferred compensation during such period for working capital or plant investment.

    Stock Option Plan

              On December 22, 1981, the Company's stockholders approved and adopted the ISOP. The provisions of the ISOP fall within Section 422A of the Internal Revenue Code of 1986, as amended, regarding the grant of "incentive stock options". The ISOP provides for the grant to key executive and supervisory employees of options to purchase shares of the Company's common stock exercisable at prices equal to fair market value at the time of grant (but not less than $.50 per share) for a term of five years from the date of grant. On July 6, 1989, the Board of Directors adopted an amendment to the ISOP which increased from 580,000 to 1,080,000 the aggregate number of options to purchase shares of the Company's common stock which may be granted to key executive and supervisory employees.

              The ISOP is administered by the directors of the Company and supersedes the 1972 Qualified Stock Option Plan. During the fiscal year ended June 30, 1995 no options were granted to the named executed officers.

    Employment Agreement

              On March 29, 1995, the July 1, 1982 employment agreement between Phillip L. Friedman and the Company was extended to June 30, 1998. The employment agreement provides for, among other things, a salary of $165,000 per year, and incentive compensation equal to four percent of the Company's profits before taxes.

              Directors of the Company are not paid any compensation for their performance as directors. They may be reimbursed for the expenses they incur in performing their duties as such.

                        REPORT ON EXECUTIVE COMPENSATION
                            BY THE BOARD OF DIRECTORS

    Compensation Policy

              The Company's Board of Directors (the "Board") is responsible for setting and administering the policies which govern annual executive salaries, raise and bonuses and the award of stock options under the Company's Incentive Stock Option Plan. The Board is composed of two members, both of whom are executive officers of the Company.

              The general policy of the Board is to provide compensation to the Chief Executive Officer and the Company's other executive officers which reflects the contribution of such executives, the Company's growth in sales and earnings, the enhancement of shareholder value as reflected in the growth of the Company's market capitalization and the implementation of the strategic plans consistent with the long term growth objectives of the Company. Contributions to specific Company objectives which include development of new product opportunities, the successful marketing of the Company's principal products and research and development work which is the basis for some new products are evaluated in setting compensation policy. Growth in sales and earnings is the primary factor in the consideration of compensation at the executive levels. In addition, and in order to assure the Company's ability to attract and retain managerial talent, an attempt is made to keep compensation competitive with compensation offered by other companies of comparable size and performance. Executive compensation decisions have traditionally been made on a calendar year basis.

    Company Performance and Chief
    Executive Officer Compensation

              The Company's net sales and income increased during the fiscal year ended June 30, 1995 as compared to the previous fiscal year. The Chief Executive's Compensation is determined primarily by his employment agreement with the Company which as indicated above relates in part to net income before taxes of the Company, and it is believed to be fair and reasonable in light of compensation paid to chief executive officers of companies which have comparable sales and earnings, and also considering the growth of the Company during the Chief Executive Officer's employment by the Company.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

              Phillip L. Friedman, the Company's President and Chief Executive Officer and John C. D'Avella, the Company's Executive Vice President and Secretary, are the sole members of the Board and participate in deliberations concerning executive compensation. However, each abstains decisions voting with respect to their own compensation.

                   SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

              The accounting firm of Ernst & Young is recommended for election to serve for the fiscal year ending June 30, 1996 as the Company's principal accountant and to audit the Company's financial statements. The holders of a majority of the Company's Common Stock consented to such firm's engagement as its principal accountant for the fiscal year ended June 30, 1995. It is not anticipated that a representative of such firm will attend the annual meeting.

                                  ANNUAL REPORT

              The annual report to stockholders concerning the operations of the Company for the fiscal year ended June 30, 1995, including financial statements for that year, accompanies this Information Statement and is incorporated by reference.

                  STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

              Stockholder proposals for consideration at the annual meeting expected to be held in December, 1996 must be received by the Company no later than August 31, 1996 in order for them to be included in the information statement for the 1996 annual meeting. In order to be included, proposals must be proper under law and must comply with the Rules and Regulations of the Securities and Exchange Commission.

                                  OTHER MATTERS

              The Board of Directors is not aware of any other matters which are to be presented at the Annual Meeting. However, if any other matter should properly come before the Annual Meeting, the persons entitled to vote on that matter will be given the opportunity to do so.

                                PERFORMANCE GRAPH

              The graph appearing on the next page compares the cumulative total shareholder return on the common stock for the last five fiscal years of the Company with the cumulative total return for the NASDAQ (US companies) and the NASDAQ stocks (SIC 3000-3099) over the same period (assuming an investment of $100 in the common stock in each of the two NASDAQ indexes on June 30, 1988 and the reinvestment of all dividends.

                                  OTHER MATTERS

              The Board of Directors is not aware of any other matters which are to be presented at the Annual Meeting. However, if any other matter should properly come before the Annual Meeting, the persons entitled to vote on that matter will be given the opportunity to do so.

              The above notice and Information Statement are sent by order of the Board of Directors.

                                                   John C. D'Avella
                                                   Secretary

Eatontown, New Jersey
November 17, 1995

[THE UNIVERSITY OF CHICAGO GRADUATE SCHOOL OF BUSINESS LETTERHEAD]


                Comparison of Five Year-Cumulative Total Returns
                             Performance Graph for
                           PVC Container Corporation


Prepared by the Center for Research in Security Prices
Produced on 11/03/95 including data to 06/30/95


CRSP Total Returns Index for:                   06/29/90    06/28/91   06/30/92   06/30/93    06/30/94   06/30/95
-----------------------------                   --------    --------   --------   --------    --------   --------
PVC Container Corporation                         100.0       133.3      241.8       261.0       361.8      592.5
Nasdaq Stock Market (US Companies)                100.0       105.9      127.2       160.0       161.6      215.4
NASDAQ Stocks (SIC 3000-3099 US + Foreign)        100.0       118.0      124.1       138.7       109.4      132.6
Rubber and miscellaneous plastics products





Notes:

   A. The lines represent montly index levels derived from compounded daily returns that include all dividends.
   B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
   C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
   D. The index level for all series was set to $100.0 on 06/29/90.